UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 12, 2005

CARDIMA, INC.

(Exact name of registrant as specified in charter)

Delaware	000-22419	94-3177883
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

47266 Benicia Street, Fremont, California, 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 354-0300

Copies to:

Richard A. Freedman, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2005, Cardima, Inc. (the “Company”) issued a principal amount $500,000 promissory note (the “Note”) to Apix International Limited (the “Lender”). The Note bears simple interest at a rate of 10% per annum and matures on August 29, 2005. The proceeds of the Note were utilized by the Company to repay the principal and interest due under a certain promissory note issued to Agility Capital, LLC (“Agility”) in the aggregate amount of $360,220.95, and as a result of such repayment, Agility shall terminate its first priority security interest in all of the Company’s assets and intellectual property. The issuance of the Note was exempt from registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of such Securities Act and/or Regulation D promulgated thereunder based upon the representations of the Investor that it is an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

In addition, to secure the Company’s repayment of principal and interest due to the Lender under the Note, the Company entered into a (i) Security Agreement, (ii) Trademark Security Agreement, (iii) Patent Security Agreement, and (iv) Patent, Trademark and Copyright Security Agreement with the Lender granting the Lender a first priority security interest in all of the Company’s assets and intellectual property now owned or hereafter acquired. The Note and all of the aforementioned security agreements shall terminate upon the Company’s repayment to the Lender of principal and interest due under the Note on or prior to August 29, 2005.

Further, the Company and the Lender agreed to enter into a $2,000,000 secured Loan Agreement (the “Loan Agreement”), which Loan Agreement is expected to be completed subject to the review and agreement between the parties. The principal amount $500,000 Note will be rolled over into the proposed Loan Agreement. The additional $1,500,000 of funding is expected to be as follows:

•	$500,000 upon the execution of a final term sheet together with a Loan Agreement, Intellectual Property Security Agreement and such other documentation which will be required for closing on or prior to August 28, 2005;

•	$500,000 on or before September 12, 2005 to be utilized in accordance with the Company’s approved budget; and

•	$500,000 on or before October 12, 2005 to be utilized in accordance with the Company’s approved budget.

Pursuant to the terms of the proposed Loan Agreement, the loan shall be repaid by the Company to the Lender on or prior to November 12, 2005 (the “Maturity Date”), together with interest thereon at a rate of 10% per annum, plus a facility fee in the amount of $40,000 and an exit fee in the amount of $600,000. The facility fee and exit fee are payable in cash, common stock of the Company, or a combination thereof, at the election of the Lender. To secure the Company’s payment obligations under the proposed Loan Agreement, the Company will grant the Lender a first priority security interest in all of the Company’s assets and intellectual property now owned or hereafter acquired.

In addition, the Company will issue a warrant to the Lender to purchase 20,000,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The warrant will be exercisable by the Lender beginning on August 18, 2005 for a period of ten years after such date.

The Company will agree to register the shares issuable in satisfaction of the loan, the facility and exit fees, and upon exercise of the warrants on a registration statement on Form S-1 as soon as practicable after the date of issuing the warrant, but in any event no later September 30, 2005.

The Company and the Lender intend to enter into a Deposit Account Control Agreement pursuant to which all the Company’s accounts with any financial institution shall be subject to the Lender’s right, in the event of Borrower’s default under the terms of the Loan Agreement, to direct such institution to restrict the use of such accounts and to turn over the proceeds from such accounts to the Lender. At the Lender’s election, upon 7 days prior written notice following an event of default by the Company under the terms of the proposed Loan Agreement, the Lender shall have the right to direct all accounts receivables and any payments due to the Company whatsoever to be paid to an account controlled by the Lender.

On August 15, 2005, the Company issued a press release announcing the transaction. A copy of this press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

Exhibit Number	Description
10.1	10% Promissory Note of Cardima, Inc. dated August 12, 2005.

10.2	Security Agreement dated August 12, 2005, by and between Cardima, Inc. and Apix International Limited.

10.3	Trademark Security Agreement dated August 12, 2005, by and between Cardima, Inc. and Apix International Limited.

10.4	Patent Security Agreement dated August 12, 2005, by and between Cardima, Inc. and Apix International Limited.

10.5	Patent, Trademark and Copyright Security Agreement dated August 12, 2005, by and between Cardima, Inc. and Apix International Limited.

99.1	Press Release of Cardima, Inc. dated August 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIMA, INC.

Date: August 16, 2005	By:	/s/ Gabriel B. Vegh
	Name:	Gabriel B. Vegh
	Title:	Chief Executive Officer